Exhibit 99.1

Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com

Exelixis Announces Second Quarter 2025 Financial Results and Provides Corporate Update

- Total Revenues of $568.3 million, Cabozantinib Franchise U.S. Net Product Revenues of $520.0 million -
- GAAP Diluted EPS of $0.65, Non-GAAP Diluted EPS of $0.75 -
- Conference Call and Webcast Today at 5:00 PM Eastern Time -
ALAMEDA, Calif. – July 28, 2025 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the second quarter of 2025, provided an update on progress toward achieving key corporate objectives, and outlined its commercial, clinical and pipeline development milestones.
“Exelixis continued to execute on our corporate objectives in the second quarter of 2025, delivering on key commercial, development and pipeline milestones,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer, Exelixis. “While early in the launch, we’re very pleased with the reception that CABOMETYX® has received in advanced neuroendocrine tumors (NET). Our commercial team rapidly mobilized on the U.S. NET launch following approval in March, capturing a leading share of new patient starts among oral therapies in second-line and later settings with NET representing approximately four percent of our overall CABOMETYX business in the second quarter. We will continue to track the launch trajectory and provide updates to our 2025 full year financial guidance, as appropriate.”
Dr. Morrissey continued: “Turning to the zanzalintinib development program, in June, we announced positive topline results from the STELLAR-303 pivotal study in colorectal cancer. We plan to discuss these results with regulators with the intention of filing for approval in this indication as quickly as possible. In May, we completed enrollment into the STELLAR-304 pivotal study in non-clear cell renal cell carcinoma with top-line results expected in the first half of 2026, depending on study event rates. Based on our evaluation of emerging data from the phase 2 portion of the STELLAR-305 study in advanced squamous cell carcinoma of the head and neck, emerging competition in this indication and assessment of other potentially larger commercial opportunities, we have made the decision not to proceed to the phase 3 portion of the trial. We also initiated the STELLAR-311 pivotal study in advanced NET during the quarter and plan to announce an additional wave of zanzalintinib pivotal trials in the coming months. Finally, our early-stage pipeline is advancing quickly with phase 1 clinical studies ongoing for our XL309, XB010 and XB628 programs, and XB371 moving into clinical investigation. As we look ahead to the second half of the year, I’d like to thank the entire Exelixis team for their continued execution across our business, and for their dedication to our mission to help cancer patients recover stronger and live longer.”

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Exelixis Second Quarter 2025 Financial Results	Page 2 of 9
July 28, 2025
Second Quarter 2025 Financial Results
Total revenues for the quarter ended June 30, 2025 were $568.3 million, as compared to $637.2 million for the comparable period in 2024.
Total revenues for the quarter ended June 30, 2025 included net product revenues of $520.0 million, as compared to $437.6 million for the comparable period in 2024. The increase in net product revenues was primarily due to an increase in sales volume.
Collaboration revenues, composed of license revenues and collaboration services revenues, were $48.2 million for the quarter ended June 30, 2025, as compared to $199.6 million for the comparable period in 2024. The decrease in collaboration revenues was primarily related to a $150.0 million commercial milestone recognized during the second quarter of 2024 in connection with Ipsen achieving $600 million in cumulative net sales of cabozantinib in its related license territory over four consecutive quarters.
Research and development expenses for the quarter ended June 30, 2025 were $200.4 million, as compared to $211.1 million for the comparable period in 2024. The decrease in research and development expenses was primarily related to decreases in manufacturing costs to support our development candidates and clinical trial costs, partially offset by increases in stock-based compensation, consulting and outside services, and personnel expenses.
Selling, general and administrative expenses for the quarter ended June 30, 2025 were $134.9 million, as compared to $132.0 million for the comparable period in 2024. The increase in selling, general and administrative expenses was primarily related to increases in marketing expenses, stock-based compensation, and personnel expenses, partially offset by a decrease in corporate giving.
Provision for income taxes for the quarter ended June 30, 2025 was $45.6 million, as compared to $66.7 million for the comparable period in 2024.
GAAP net income for the quarter ended June 30, 2025 was $184.8 million, or $0.68 per share, basic and $0.65 per share, diluted, as compared to GAAP net income of $226.1 million, or $0.78 per share, basic and $0.77 per share diluted, for the comparable period in 2024. GAAP net income per share for the quarter ended June 30, 2025 was favorably impacted by lower weighted-average common shares outstanding for the quarter ended June 30, 2025, as compared to the comparable period in 2024, as a result of the stock repurchase programs.
Non-GAAP net income for the quarter ended June 30, 2025 was $212.6 million, or $0.78 per share, basic and $0.75 per share, diluted, as compared to non-GAAP net income of $245.6 million, or $0.85 per share, basic and $0.84 per share diluted, for the comparable period in 2024.
Non-GAAP Financial Measures
To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which excludes from GAAP net income (and the related per share measures) stock-based compensation, adjusted for the related income tax effect for all periods presented.
Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded stock-based compensation, adjusted for the related income tax effect, because it is a non-cash item that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the

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Exelixis Second Quarter 2025 Financial Results	Page 3 of 9
July 28, 2025
periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.
These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.
2025 Financial Guidance
Exelixis is maintaining the previously provided financial guidance for fiscal year 2025.

Total revenues	$2.25 billion - $2.35 billion
Net product revenues	$2.05 billion - $2.15 billion(1)
Cost of goods sold	4% - 5% of net product revenues
Research and development expenses	$925 million - $975 million(2)
Selling, general and administrative expenses	$475 million - $525 million(3)
Effective tax rate	21% - 23%
____________________
(1) Exelixis’ 2025 net product revenues guidance range includes the impact of a U.S. wholesale acquisition cost increase of 2.8% for CABOMETYX effective Jan. 1, 2025.
(2) Includes $50.0 million of non-cash stock-based compensation.
(3) Includes $80.0 million of non-cash stock-based compensation.
Second Quarter 2025 Highlights
Cabozantinib Franchise Net Product Revenues and Royalties. Net product revenues generated by the cabozantinib franchise in the U.S. were $520.0 million during the second quarter of 2025, with net product revenues of $517.9 million from CABOMETYX (cabozantinib) and $2.1 million from COMETRIQ® (cabozantinib). Based upon cabozantinib-related net product revenues generated by Exelixis’ collaboration partners during the quarter ended June 30, 2025, Exelixis earned $43.4 million in royalty revenues.
Partner Ipsen Received Approval from the European Commission (EC) for CABOMETYX for Patients with Previously Treated Advanced NET. In July, Exelixis announced that its partner Ipsen received approval from the EC for CABOMETYX for adult patients with unresectable or metastatic, well-differentiated pancreatic (pNET) and extra-pancreatic (epNET) neuroendocrine tumors who have progressed following at least one prior systemic therapy other than somatostatin analogues. This approval follows the positive opinion received from the European Medicines Agency’s Committee for Medicinal Products for Human Use in June 2025 and allows for the marketing of CABOMETYX in this indication in all 27 member states of the European Union (EU), Norway, Liechtenstein and Iceland. In March, Exelixis received approval from the U.S. Food and Drug Administration (FDA) for CABOMETYX in this setting. These approvals were based on the positive results of the phase 3 CABINET pivotal trial, which evaluated CABOMETYX compared with placebo in two cohorts of patients with previously treated NET: advanced pNET and advanced epNET.

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Exelixis Second Quarter 2025 Financial Results	Page 4 of 9
July 28, 2025
Announcement of Positive Top-line Results from the Phase 3 STELLAR-303 Pivotal Trial Evaluating Zanzalintinib in Combination with an Immune Checkpoint Inhibitor in Patients with Metastatic Colorectal Cancer (CRC). In June, Exelixis announced positive top-line results from the phase 3 STELLAR-303 pivotal trial in which the combination of zanzalintinib with atezolizumab (Tecentriq®) demonstrated a statistically significant improvement in overall survival (OS) versus regorafenib in the intent-to-treat (ITT) population. The STELLAR-303 study is evaluating zanzalintinib in combination with atezolizumab versus regorafenib in patients with metastatic, refractory non-microsatellite instability-high or non-mismatch repair-deficient (non-MSI-H/dMMR) CRC. The ITT population consisted of all randomized patients, regardless of the presence of liver metastases. The top-line findings were from the final analysis conducted by the Independent Data Monitoring Committee of one of the dual primary endpoints of the STELLAR-303 phase 3 trial. The trial will proceed to the planned final analysis for the other dual primary endpoint of OS in patients without liver metastases (non-liver metastases or NLM). The NLM subgroup consisted of patients who did not have active liver metastases at baseline as determined by investigator assessment. Exelixis plans to discuss these results with regulators with the intention of filing for approval in this indication as soon as possible. Detailed results will be presented at a future medical meeting.
Presentation of Encouraging Results from Phase 1b/2 STELLAR-002 Trial Evaluating Zanzalintinib in Combination with Immune Checkpoint Inhibitors in Advanced Kidney Cancer at the 2025 American Society of Clinical Oncology Annual Meeting (ASCO 2025). In June, Exelixis presented results from multiple dose-escalation cohorts of patients with advanced solid tumors, and an expansion cohort of patients with previously untreated advanced clear cell renal cell carcinoma (ccRCC) from the phase 1b/2 STELLAR-002 trial evaluating zanzalintinib in combination with either nivolumab (Opdivo®) or a fixed-dose combination of nivolumab and relatlimab (Opdualag™) at ASCO 2025. The results from the ccRCC expansion cohort demonstrated encouraging activity across all efficacy parameters, including objective response rate (ORR), progression-free survival (PFS) and disease control rates. The findings from the dose-escalation cohorts showed that the toxicity profile of these combinations was manageable and consistent with each agent administered as monotherapy.
Zanzalintinib Pivotal Development Program Updates. Today, Exelixis announced several updates to the zanzalintinib development program, including:
•STELLAR-304 study enrollment completed in May 2025. STELLAR-304 is a phase 3 pivotal trial evaluating zanzalintinib in combination with nivolumab versus sunitinib in previously untreated patients with advanced non-clear cell renal cell carcinoma (nccRCC). The primary endpoints in the trial are PFS and ORR. Top-line results are expected in the first half of 2026, depending on study event rates.
•Based on the company’s evaluation of emerging data from the phase 2 portion of the STELLAR-305 trial in advanced squamous cell carcinoma of the head and neck (SCCHN), emerging competition in this indication, and assessment of other, potentially larger, commercial opportunities, Exelixis has decided not to proceed to phase 3.
•Initiation of the STELLAR-311 phase 3 pivotal trial in advanced NET. STELLAR-311 is evaluating zanzalintinib versus everolimus as a first oral therapy in patients with advanced NET, regardless of site of origin. The primary endpoint of the trial is PFS per Response Evaluation Criteria in Solid Tumors (RECIST) 1.1 as assessed by Blinded Independent Central Review.
•Plans to announce the next wave of zanzalintinib pivotal trials in the coming months.
Preclinical Data Presentations from Four Pipeline Programs in Advanced Cancers at the American Association for Cancer Research Annual Meeting (AACR 2025). In April, Exelixis presented preclinical data from four pipeline molecules at AACR 2025. Presentations included data for XL309 and XL495, small molecules that have demonstrated synthetic lethality in the context of certain genetic anomalies found in varying frequencies across a broad array of tumor types. The XL309 findings demonstrated activity of XL309 as monotherapy or in combination with PARP or topoisomerase inhibitors. Data analysis from the XL495 program demonstrated the potential for anti-tumor activity both as monotherapy and in combination with DNA-damaging agents. However,

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Exelixis Second Quarter 2025 Financial Results	Page 5 of 9
July 28, 2025
based on early clinical data generated for XL495, Exelixis has discontinued further development of this program. Preclinical data were also presented for the PD-L1 + NKG2A-targeting bispecific antibody XB628 and for the tissue factor (TF)-targeting antibody-drug conjugate (ADC) XB371. Data analysis from the XB628 program demonstrated the molecule’s tumor cell killing activity both in vitro and in vivo, supporting advancement of this molecule into clinical development. Findings from XB371 non-clinical experiments demonstrated potent anti-tumor activity in vivo across a range of human tumor xenograft models including colorectal, lung, and pancreatic cancers, supporting the molecule’s advancement into phase 1 clinical development.
Advancement of XB628 and XB371 Pipeline Programs into Clinical Development. Today, Exelixis provided an update on the recent progress of its early-stage pipeline programs, including XB628 (PD-L1 + NKG2A-targeting bispecific antibody) and XB371 (TF-targeting ADC). In April, Exelixis initiated the phase 1 study of XB628, following the U.S. FDA clearance of its Investigational New Drug (IND) application in March. Exelixis now has three ongoing phase 1 trials for its pipeline programs XL309, XB010 and XB628. Additionally, in July, the U.S. FDA cleared Exelixis’ IND application for XB371 and the company plans to initiate the phase 1 study in the coming months.
Federal Income Tax Impact from the One Big Beautiful Bill Act. On July 4, 2025, the One Big Beautiful Bill Act was signed into law which, among other provisions, permanently repeals the requirement to capitalize domestic research and experimental (R&E) expenditures for federal income tax purposes for taxable years beginning after December 31, 2024, and allows for the accelerated deduction of any remaining unamortized domestic R&E expenditures. Foreign R&E expenditures are still required to be capitalized and amortized ratably over 15 years. Exelixis estimates its federal cash tax benefit for previously unamortized domestic R&E expenditures is $147 million with no corresponding impact to the federal income tax provision.
Positive Developments Across Cabozantinib Patent Estate. Today, Exelixis announced recent positive developments with regards to the company’s defense of its cabozantinib patent estate. First, in June and July 2025, the United States Patent and Trademark Office (USPTO) declined to institute Azurity Pharmaceuticals’ petitions for inter partes review (IPRs) of U.S. Patent Nos. 11,298,349 and 12,128,039, respectively. Second, in July 2025, Exelixis entered into a settlement agreement with Biocon Pharma Limited, which resolved the patent litigation Exelixis brought in response to Biocon’s Abbreviated New Drug Application (ANDA) seeking approval to market a generic version of CABOMETYX prior to the expiration of the applicable patents. Pursuant to the terms of the agreement, Exelixis will grant Biocon a license to market its generic version of CABOMETYX in the U.S. beginning on January 1, 2031, if approved by the FDA and subject to conditions and exceptions common to agreements of this type.
Stock Repurchase Program. In August 2024, Exelixis’ Board of Directors authorized a stock repurchase program to acquire up to $500 million of the company’s common stock before December 31, 2025. In February 2025, the Board of Directors authorized the repurchase of up to an additional $500 million of the company’s common stock before December 31, 2025. Under these programs, as of June 30, 2025, Exelixis has repurchased $796.3 million of the company’s common stock, at an average price of $36.69 per share. Since the approval of the first stock repurchase program in March 2023, the weighted-average diluted common shares outstanding has decreased from 326.3 million shares to 284.4 million shares as of June 30, 2025. Stock repurchases under these programs may be made from time to time through a variety of methods, which may include open market purchases, in block trades, accelerated share repurchase transactions, exchange transactions, or any combination of such methods. The timing and amount of any stock repurchases under the stock repurchase programs will be based on a variety of factors, including ongoing assessments of the capital needs of the business, alternative investment opportunities, the market price of our common stock and general market conditions.

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Exelixis Second Quarter 2025 Financial Results	Page 6 of 9
July 28, 2025
Basis of Presentation
Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31. For convenience, references in this press release as of and for the fiscal periods ended July 4, 2025 and June 28, 2024, are indicated as being as of and for the periods ended June 30, 2025 and June 30, 2024.
Conference Call and Webcast
Exelixis management will discuss the company’s financial results for the second quarter 2025 and provide a general business update during a conference call beginning at 5:00 p.m. ET / 2:00 p.m. PT today, Monday, July 28, 2025.
To access the conference call, please register using this link. Upon registration, a dial-in number and unique PIN will be provided to join the call. To access the live webcast link, log onto www.exelixis.com and proceed to the Event Calendar page under the Investors & News heading. A webcast replay of the conference call will also be archived on www.exelixis.com for one year.
About Exelixis
Exelixis is a globally ambitious oncology company innovating next-generation medicines and regimens at the forefront of cancer care. Powered by drug discovery and development excellence, we are rapidly evolving our product portfolio to target an expanding range of tumor types and indications with our clinically differentiated pipeline of small molecules, antibody-drug conjugates and other biotherapeutics. This comprehensive approach harnesses decades of robust investment in our science and partnerships to advance our investigational programs and extend the impact of our flagship commercial product, CABOMETYX® (cabozantinib). Exelixis is driven by a bold scientific pursuit to create transformational treatments that give more patients hope for the future. For information about the company and its mission to help cancer patients recover stronger and live longer, visit www.exelixis.com, follow @ExelixisInc on X (Twitter), like Exelixis, Inc. on Facebook and follow Exelixis on LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ plans to discuss the results of STELLAR-303 with regulators and intention of filing for approval in this indication as soon as possible; anticipated timing for zanzalintinib pivotal data milestones with respect to the STELLAR-304 and STELLAR-311 trials and plans to announce additional zanzalintinib pivotal trials; Exelixis’ assessment of other potential commercial growth opportunities; Exelixis’ plans to present data from STELLAR-303 at a future medical meeting; Exelixis’ plans to initiate the phase 1 study for XB371 in the coming months; the terms of Exelixis’ settlement agreement with Biocon Pharma Limited which is subject to FDA approval and subject to conditions and exceptions common to agreements of this type; and Exelixis’ scientific pursuit to create transformational treatments that give more patients hope for the future. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX and other Exelixis products in the indications for which they are approved and in the territories where they are approved, and Exelixis’ and its partners’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX and other Exelixis products in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; Exelixis’ ability to maintain and scale adequate sales, marketing, market access and product distribution capabilities for its products or to enter into and maintain agreements with third parties to do so; the availability of data at the referenced times; the potential failure of cabozantinib, zanzalintinib and

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Exelixis Second Quarter 2025 Financial Results	Page 7 of 9
July 28, 2025
other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; complexities and the unpredictability of the regulatory review and approval processes in the U.S. and elsewhere; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib, zanzalintinib and other Exelixis product candidates; Exelixis’ dependence on third-party vendors for the development, manufacture and supply of its products and product candidates; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions, including as a result of changing trade policies and tariffs and the related uncertainty thereof; and other factors detailed from time to time under the caption “Risk Factors” in Exelixis’ most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in Exelixis’ other future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

Exelixis, the Exelixis logo, CABOMETYX and COMETRIQ are registered trademarks of Exelixis, Inc.
Opdivo® is a registered trademark of Bristol Myers Squibb. Opdualag™ is a trademark of Bristol Myers Squibb.
TECENTRIQ (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.
-see attached financial tables-

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Exelixis Second Quarter 2025 Financial Results	Page 8 of 9
July 28, 2025
EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Net product revenues	$520,014	$437,581	$1,033,297	$816,104
Collaboration revenues	48,247	199,597	90,411	246,300
Total revenues	568,261	637,178	1,123,708	1,062,404
Operating expenses:
Cost of goods sold	19,470	17,667	38,642	38,923
Research and development	200,356	211,147	412,589	438,836
Selling, general and administrative	134,859	132,015	272,042	245,999
Restructuring	—	475	—	33,310
Total operating expenses	354,685	361,304	723,273	757,068
Income from operations	213,576	275,874	400,435	305,336
Interest income	16,789	17,258	35,865	37,152
Other income (expenses), net	50	(287)	(195)	(376)
Income before income taxes	230,415	292,845	436,105	342,112
Provision for income taxes	45,567	66,729	91,641	78,679
Net income	$184,848	$226,116	$344,464	$263,433
Net income per share:
Basic	$0.68	$0.78	$1.25	$0.89
Diluted	$0.65	$0.77	$1.20	$0.88
Weighted-average common shares outstanding:
Basic	272,583	289,216	275,693	294,986
Diluted	284,393	293,974	286,285	299,752

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Exelixis Second Quarter 2025 Financial Results	Page 9 of 9
July 28, 2025
EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
GAAP net income	$184,848	$226,116	$344,464	$263,433
Adjustments:
Stock-based compensation - research and development(1)	14,143	9,178	23,665	13,070
Stock-based compensation - selling, general and administrative(1)	21,928	16,176	38,336	31,397
Income tax effect of the above adjustments	(8,355)	(5,841)	(14,348)	(10,289)
Non-GAAP net income	$212,564	$245,629	$392,117	$297,611
GAAP net income per share:
Basic	$0.68	$0.78	$1.25	$0.89
Diluted	$0.65	$0.77	$1.20	$0.88
Non-GAAP net income per share:
Basic	$0.78	$0.85	$1.42	$1.01
Diluted	$0.75	$0.84	$1.37	$0.99
Weighted-average common shares outstanding:
Basic	272,583	289,216	275,693	294,986
Diluted	284,393	293,974	286,285	299,752

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(1) Non-cash stock-based compensation used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.